Lawson Products CEO Thomas Neri Elected to Board

DES PLAINES, Ill.--(BUSINESS WIRE)--Dec. 14, 2007--The Board of Directors of Lawson Products, Inc. (NASDAQ:LAWS) elected Thomas J. Neri to the Board on December 11. Mr. Neri filled the vacancy created by the passing of company founder Mr. Sidney L. Port earlier this year.

Mr. Neri, 56, is President and CEO of Lawson Products, Inc. He joined the company in 2003 as CFO and Executive Vice President, Planning. In 2006, he was promoted to Chief Operating Officer. The Board elected him to his current role in April 2007.

Prior to joining Lawson, Mr. Neri was owner and principal of a management consulting firm. Before that, he filled a variety of senior leadership positions in the publishing industry, among them Executive Vice President of the Sun-Times Company and President and Publisher of Pioneer Newspapers, Inc.

Lawson Products, headquartered in Des Plaines, IL, is an international leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair, and operations (MRO) market. The Company also manufactures, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEM’s).

CONTACT:

Lawson Products, Inc.

Neil Jenkins

Executive Vice President, Secretary and General Counsel

Voice: 847-827-9666 x2208

E-mail: njenkins@lawsonproducts.com